Exhibit 10.4

THIS FIRST AMENDMENT DATED JULY 8, 2019 TO EMPLOYMENT AGREEMENT (this “First Amendment”) dated January 12, 2017 (the “Employment Agreement”), by and between VOXX INTERNATIONAL CORPORATION, a Delaware corporation (“Employer”), and THOMAS MALONE, an individual (the “Executive”).

RECITALS

WHEREAS, Employer desires to continue to employ Executive in the capacity of Senior Vice President of Employer and President of Voxx Advanced Solutions LLC pursuant to the terms set forth in this First Amendment.

WHEREAS, Executive desires to continue to work for Employer with the duties and responsibilities pursuant to this First Amendment.

Subject to the foregoing, the parties, intending to be legally bound, agree as follows:

1.Section 2(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(c)Rights and Powers; Duties.  The Executive shall serve as the President of Voxx Advanced Solutions LLC, a wholly owned subsidiary of the Employer. The Executive shall provide executive, administrative, and managerial services to the Employer and shall have such duties and powers as are prescribed by the Chief Executive Officer of Employer. The Executive shall devote full time and attention, skill and energy exclusively to the business of Voxx Advanced Solutions LLC, shall use best efforts to promote the success of the Employer’s and its Affiliates’ businesses and shall cooperate fully in the advancement of the best interests of the Employer and its Affiliates. Nothing in this § 2(c), however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs, from serving on boards of directors of businesses, as long as such activities are not in competition with the Employer or its Affiliates and/or do not create a conflict of interest and as long as such additional activities or services are not inconsistent with or intrusive on the Executive's duties under this Agreement.

2.Exhibit “A” to the Employment Agreement is hereby amended and restated in its entirety as per the attached Exhibit “A”.

3.As amended and modified by this First Amendment, the Parties ratify and confirm the terms of the Employment Agreement in its entirety.

4.This First Amendment may be executed in counterparts, which when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By:	/s/ Patrick M. Lavelle
Patrick M. Lavelle, President/CEO

EXECUTIVE:

/s/ Thomas Malone
Thomas Malone, individually

EXHIBIT “A”

Bonus Criteria

1.	Executive shall receive a guaranteed bonus of $125,000 annually.
2.

Executive may earn an additional bonus of $100,000 annually, provided that Executive achieves at least one hundred (100%) percent of the net income budgeted for the applicable fiscal year in the original budget for Voxx Advanced Solutions LLC as approved by the Company’s Board of Directors.  In the event that Voxx Advanced Solutions LLC achieves net income of less than one hundred (100%) percent of the original budgeted net income amount for a fiscal year, Executive’s $100,000 additional bonus shall be proportionately reduced by the ratio of net income achieved versus net income budgeted.  For illustrative purposes only, if the budgeted net income for Voxx Advanced Solutions LLC for fiscal 2020 was $100,000 and it achieved net income for fiscal 2020 of $50,000, the Executive’s additional bonus would be $50,000 ($100,000 x $50,000/$100,000 = $50,000).

3.	In the event of a sale of the Company’s ownership stake in Eyelock LLC, Executive shall receive 1% of the Company’s net gain from the sale, less accumulated losses.